EXHIBIT 2.4



                               ARTICLES OF MERGER
                                       OF
                HVIDE MARINE INCORPORATED, A FLORIDA CORPORATION
                                      INTO
                       HVIDE CORP., A FLORIDA CORPORATION


     The undersigned, Hvide Corp., a Florida corporation (sometimes hereinafter referred to as the "Surviving Corporation"), and Hvide Marine Incorporated, a Florida corporation (sometimes hereinafter referred to as the "Merging Corporation"), hereby execute the following Articles of Merger pursuant to
Section 607.1105 of the Florida Statutes:

     1. The Plan of Merger of the Merging Corporation into the Surviving Corporation that was approved by the Board of Directors and the shareholders of each of the Surviving Corporation and the Merging Corporation on July ___, 1996, in accordance with the provisions of Sections 607.1101 and 607.1103 of the Florida Statutes, is as follows:

                                Plan of Merger of
                            Hvide Marine Incorporated
                                      Into
                                   Hvide Corp.

     a. The names of the corporations planning to merge are Hvide Corp., a Florida corporation, and Hvide Marine Incorporated, a Florida corporation ("Merging Corporation"). The name of the surviving corporation of this merger is Hvide Corp. ("Surviving Corporation"). The Merging Corporation is a wholly-owned subsidiary of the Surviving Corporation.

     b. The shares of the Merging Corporation shall be surrendered to the Surviving Corporation for cancellation in consideration of the transfer of the assets of the Merging Corporation to the Surviving Corporation, and its assumption of liabilities and obligations of the Merging Corporation.

     c. The Surviving Corporation, as the sole shareholder of the Merging Corporation, acknowledges its dissenters rights but by its vote approving the adoption of this Plan of Merger it hereby waives any further notice of dissenters rights.

     d. The Articles of Incorporation of the Surviving Corporation shall be revised as set forth in the form of the Amended and Restated Articles of Incorporation annexed to this Plan of Merger, including changing the name of the Surviving Corporation to "Hvide Marine Incorporated".

     e. Immediately following the merger of the Merging Corporation into the Surviving Corporation, the Surviving Corporation shall effectuate a 1.584274 for 1 stock split on all of its outstanding shares of capital stock.




































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     2.   The merger shall become effective upon the filing of these Articles of
Merger with the Florida Department of State.

     3. The Plan of Merger was adopted by the Board of Directors and the shareholders of each of the Merging Corporation and the Surviving Corporation on July ___, 1996.


Dated as of July ___, 1996.


                              Hvide Corp.


                              By:
                                 -----------------------------------
                                     Name:
                                     Title:



                              Hvide Marine Incorporated



                              By:
                                 -------------------------------------
                                   Name:
                                   Title: